Exhibit 99.2

McDATA Q306 Financial Results Conference Call (November 30, 2006)

FINAL

RENEE LYALL

Good afternoon, everyone. I’m Renee Lyall, McDATA’s Senior Director of Investor Relations. With me on the call today is McDATA’s Chief Financial Officer, Scott Berman.

As you know, we have entered into a definitive agreement to be acquired by Brocade Communications Systems. In light of that, the call today will focus solely on our third quarter financial results. We have elected not to host a question and answer session following the prepared remarks because the prepared remarks discuss our third quarter results in comprehensive and transparent detail. In addition, we will not be providing guidance for future quarters. If you have any questions about our third quarter financial results following today’s conference call, please contact McDATA Investor Relations. Any questions related to the acquisition should be directed to Brocade Investor Relations.

A press release detailing our third quarter fiscal year 2006 financial results was distributed this afternoon at 4:15 p.m. Eastern Time over Business Wire and First Call. The press release is available on our website at www.mcdata.com. This conference call is being recorded and a telephone replay will be available tonight beginning at approximately 8 p.m. Eastern Time through the end of next week. To access the telephone replay, dial (706) 645-9291. The pass code is 1807453.

The conference call today is being webcast live via the internet at www.mcdata.com. Also available on our website are supporting slides for today’s conference call.

During the course of this conference call we may provide information that constitutes forward looking statements, including statements regarding future events. Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in the company’s reports on Forms 10-K, 10-Q, and 8-K, that are filed with the SEC. McDATA assumes no obligation to update any such forward looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP basis. The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP. The non-GAAP results exclude certain expenses to provide what McDATA believes is a more complete understanding of our underlying operational results and trends.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in both our Q3 06 press release and form 8-K filed with the SEC.

At this time, I will turn the call over to Scott Berman.

McDATA Q306 Financial Results Conference Call (November 30, 2006)

FINAL

SCOTT BERMAN

Thank you, Renee, and thank you all for joining us this afternoon.

Revenue for the third quarter was $156.1 million, compared to $150.1 million in the second quarter, and $168.5 million one year ago.

The non-GAAP loss for the third quarter was three cents per share, based on approximately 155 million shares outstanding, compared to non-GAAP earnings of one cent per share in the second quarter and two cents per share one year ago.

On a GAAP basis, we experienced a net loss of 17 cents per share in the third quarter.

Non-GAAP earnings per share in the third quarter exclude approximately:

•	$6.9 million related to the amortization of intangibles;

•	$6.1 million related to the proposed acquisition by Brocade including legal, banking, audit, and filing costs

•	$2.3 million related to severance, retention, and restructuring costs;

•	$2.3 million related to FAS 123R and the impact of stock based compensation expense; and

•	$746 thousand in amortization of debt discount;

Before I move onto a more detailed revenue discussion, I want to comment on the decrease in the amortization of intangibles.

The approximate 40% decrease in amortization of intangibles is largely related to two items that became fully amortized at the close of our second quarter. The first was backlog from the CNT acquisition related to maintenance and consulting services, and the second was developed technologies from the SANavigator acquisition.

Moving on, third quarter product revenue - including all hardware, software, and third party product sales – was $123.2 million, compared to $118.1 million in the second quarter and $138.6 million one year ago.

Within product revenue, fibre channel director sales increased in the mid teens sequentially and were approximately flat year over year.

•	Contributing to strength in director sales were four primary factors.

•	First, as we expected, the introduction of 4 Gig on the i10k during the third quarter drove increased sales on this platform. In fact, we experienced an immediate ramp with 4 gig representing 20% plus of i10k revenue in the third quarter even though 4 Gig wasn’t made generally available through all major OEM sales channels until the second week of October.

•	Second, we continued to see a strong ramp in 4 gig sales on the Intrepid 6140 platform during its first full quarter of availability. 4 gig revenue more than doubled quarter on quarter, and represented almost 50% of Intrepid 6140 revenue compared to 25% in the second quarter.

•	Third, FICON Directors made a solid showing this quarter;

McDATA Q306 Financial Results Conference Call (November 30, 2006)

FINAL

•	And fourth, we had several software releases during the third quarter that we believe contributed to the uptick in sales, particularly on the i10k platform.

Within fabric switches, sales of the 4 gig McDATA 4400 and 4700 contributed a greater percentage to fabric switch revenue in the third quarter, representing almost 90% of revenue in this category, up from 85% in the second quarter. However, in total, fabric switch sales declined more than 10% sequentially and year over year.

Taken as a whole, 4 gig represented just under half of our fibre channel sales in the third quarter, compared to 33% in the second quarter and less than 20% in the first quarter, demonstrating the continued traction with this technology.

Total fibre channel port shipments grew 8% sequentially and 4% year over year.

Fibre channel ASPs declined in the mid to high single digits sequentially.

Revenue increased quarter on quarter across all WAN and extension products, with particular strength in the higher-end USDx platform.

Third party product revenue represented approximately 5% of revenue in the third quarter. This revenue category includes all non-McDATA product sales, including servers and storage arrays, WDM equipment, as well as OEM’d products from Riverbed and Falconstor. Since we acquired CNT, third party product sales – excluding bandwidth sales – has typically represented between 5% - 6% of revenue.

Software revenue was $18.4 million, about flat sequentially and down 9% year over year, representing 12% of total revenue. Software revenue includes revenue from add-on sales, software maintenance, and royalty payments received from our partnerships.

During the third quarter we introduced Enterprise Fabric Connectivity Manager – or EFCM - 9.0. This new software release marked a giant step forward, building upon three previously separate McDATA management applications to create one powerful, TRULY heterogeneous storage network management platform.

EFCM 9.0 offers end users exceptional and unmatched value as it can manage Brocade, Cisco, and QLogic in addition to McDATA fabrics. It also provides advanced management capabilities and scalability for today’s SANs with end-to-end topology visualization from HBA to storage array, including switches, routers and extension devices.

Now moving to services, third quarter service revenue was $32.9 million, compared to $32 million in the second quarter and $30 million one year ago. And, during the third quarter, we achieved a major milestone within our professional services group, completing our 300th data center relocation.

McDATA Q306 Financial Results Conference Call (November 30, 2006)

FINAL

Turning to our distribution channels,

•	EMC contributed 31% to revenue in the third quarter, IBM contributed 21%, and HDS contributed 10%.

•	Other sales channels, including direct sales, Dell, HP, Sun, and value added resellers and distributors, represented 38% of revenue.

Geographically, North America represented 68% of total revenue, while EMEA and Asia Pac contributed 32% to revenue, in line with the second quarter.

Non-GAAP corporate gross margin for the second quarter was 40.8%.

•	Product gross margin was 41%. The sequential decrease in product gross margin is attributable to the combined impact of completing the manufacturing transition from the Lumberton facility and associated shutdown costs, increased amortization of software capitalization, and more aggressive sales incentives in place during the third quarter versus prior periods.

•	Services gross margin was 39.4%, compared to 33.8% in the second quarter, and 39.7% in the first quarter of this fiscal year. As you recall, during the second quarter we experienced approximately seven hundred thousand in costs associated with the refurbishment of non-ROHS compliant product that we did not experience in first or third quarters.

•	Also, as a reminder, our service revenue – and therefore service margin and total gross margin – are negatively impacted by purchase accounting adjustments related to the CNT acquisition. For fiscal year 2006, the service revenue reduction every quarter is approximately $900 thousand. Without this adjustment, our service revenue would have been approximately $34 million, with service margin coming in just over 41% and total gross margin would have been slightly above 41%

Non-GAAP operating expenses were $72.1 million. Within opex:

•	R&D spend was $29.7 million, up about $4 million over the second quarter. The increase in R&D spend is largely attributable to a decrease in software capitalization following the completed development and introduction of several new software products during the third quarter.

•	Sales and marketing expenses were $35.7 million, about flat with the second quarter; and

•	G&A expenses were $6.7 million, down about $700 thousand from the second quarter.

The non-GAAP tax rate for the second quarter was 43%. The increase in the tax rate, which resulted in a slight increase in tax benefit, is the outcome of recalibrating the estimate for our annual non-GAAP tax rate during the third quarter.

Moving to the balance sheet, McDATA ended the third quarter with cash and investments – short and long term – of $369.0 million, including $12.4 million of restricted cash.

Securities and lending collateral was $62.2 million, compared to $86.2 million in the second quarter. The reason for the decline was simple – a smaller percentage of our investments were loaned out under this program. As a reminder, securities and lending collateral should not be included in your cash per share calculation.

McDATA Q306 Financial Results Conference Call (November 30, 2006)

FINAL

As of October 31, 2006, net of convertible debt, McDATA’s cash position was approximately $75.2 million, which equates to approximately $0.48 per share, based on approximately 155 million shares outstanding.

Days sales outstanding were 59.8 days, compared to 58.1 days in the second quarter, and just below our targeted 60 – 70 day range.

Cash flow from operations for the third quarter was a negative $2.7 million, compared to positive $19 million in the second quarter.

Our net inventory balance at the end of the second quarter was $32.4 million, and inventory turns on an annualized basis were 11.4.

Capital expenditures during the second quarter were $4.3 million.

Depreciation and amortization was $23 million, compared to $26.5 million in the prior period, as a portion of our intangibles that we discussed earlier in the call were fully amortized at the close of the second quarter.

Deferred revenue was $77.5 million.

Finally, we ended the third quarter with 1,406 employees.

Now I’d like to turn the call back over to Renee.

Renee Lyall

Thank you, Scott.

Thank you, everyone, for joining us today. This concludes our prepared remarks. If you have any questions about our third quarter results, please contact McDATA Investor Relations, and if you have any questions related to the acquisition, please contact Brocade Investor Relations.